Exhibit 4.5

Return after filing to:
Wachovia Bank, National Association
PA 1246
123 South Broad Street
Philadelphia, PA 19109
Attn: Kathleen M. Hedrich, V.P.

FIFTH AMENDMENT TO MORTGAGE, SECURITY AGREEMENT
AND FIXTURE FINANCING STATEMENT

        THIS FIFTH AMENDMENT TO MORTGAGE, SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT (the “Amendment”), made as of March 30, 2005, is by and between WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank, a national banking association, with offices located at Broad and Walnut Streets, Philadelphia, Pennsylvania 19109 (the “Mortgagee”) and RESISTANCE TECHNOLOGY, INC., a Minnesota corporation having its principal place of business at 1260 Red Fox Road, Arden Hills, Minnesota 55112 (the “Mortgagor”).

BACKGROUND

        A.     The Mortgagor, the Mortgagee, Selas Corporation of America (the “Borrower”) and RTI Electronics, Inc. (“RTI Electronics” and, together with the Mortgagor, collectively, the “Guarantors”) are parties to that certain Amended, Restated and Consolidated Loan Agreement dated as of March 18, 2004 (as amended or modified from time to time, the “Loan Agreement”) pursuant to which the Mortgagee made available to the Borrower a revolving credit facility and a term loan facility.

        B.     In connection with the Loan Agreement, among other things, (i) the Guarantors executed that certain Amended, Restated and Consolidated Guaranty dated March 18, 2004 in favor of the Mortgagee; and (ii) the Mortgagor executed that certain Fourth Amendment to First Mortgage and Security Agreement dated March 18, 2004 in favor of the Mortgagee (as amended or modified from time to time, the “Mortgage”).

        C.     The Loan Agreement is scheduled to expire by its terms on April 1, 2005. The Borrower and the Guarantors have requested that the Mortgagee restructure and amend the obligations under the Loan Agreement and the other various agreements, instruments, and documents executed in connection therewith (collectively, the “Loan Documents”).

        D.     Accordingly, the Mortgagee, the Borrower and the Guarantors have executed that certain Amendment to Amended, Restated and Consolidated Loan Agreement of even date herewith, pursuant to which the parties have amended certain terms of the Loan Agreement. All references to the Loan Agreement or the Loan Documents herein shall be to the Loan Agreement and other Loan Documents as amended.

        E.     Pursuant to the Loan Agreement, the Mortgagee has agreed to make available to the Borrower (i) a revolving credit facility (the “Revolving Credit Facility”), evidenced by that certain Second Amended and Restated Revolving Credit Facility Note in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) of even date herewith (the “Revolving Credit Facility Note”), and (ii) a term loan (the “Term Loan”), evidenced by that certain Second Amended, Restated and Consolidated Term Loan Note in the original principal amount of One Million Four Hundred Fifty-Eight Thousand Four Hundred Sixty-Nine and 92/100 Dollars ($1,458,469.92) of even date herewith (the “Term Note”).

        F.     In order to further secure the obligations of the Mortgagor to the Mortgagee under the Loan Agreement and the other Loan Documents, the Mortgagee has requested that the Mortgagor execute this Amendment, amending certain terms contained in the Mortgage. The Mortgagor acknowledges that the Mortgagee would not have entered into the Loan Agreement without the execution and delivery by the Mortgagor of this Amendment.

        NOW THEREFORE, incorporating the foregoing Background herein by reference and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

        1.        Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Mortgage.

        2.        Amendments to Mortgage.

                   (a)        The defined term “Note” as used in the Mortgage is hereby amended to mean the Term Note and the Revolving Credit Facility Note and to include the obligations of the Mortgagor in respect of the Term Note and the Revolving Credit Facility Note in the obligations secured by the Mortgage. Any reference to the singular term “Note” in the Mortgage shall be deemed to be a reference to the plural term “Notes.”

                   (b)        The defined term “Credit Documents” as used in the Mortgage is hereby amended to mean the Loan Agreement, the other Loan Documents, and any and all other documents, instruments and agreements evidencing or relating to the Liabilities and all amendments, modifications or restatements of the same.

                   (c)        The defined term “Liabilities” as used in the Mortgage is hereby amended to mean any and all loans, advances, debts, liabilities, obligations, covenants and duties of the Mortgagor to the Mortgagee, now existing or hereafter arising, including without limitation, all obligations or liabilities under the Loan Agreement and the other Loan Documents.

                   (d)        All references in the Mortgage to the term “Mortgage” are hereby amended to mean the Mortgage as amended by this Amendment.

        3.        Representations and Warranties. Mortgagor hereby represents and warrants to Mortgagee that as of the date hereof:

                   (a)        Mortgagor has the power to execute, perform and deliver this Amendment and each of the documents, instruments and agreements to be executed and/or delivered in connection herewith and has taken all necessary action to authorize the execution, delivery and performance of this Amendment and each of the documents, instruments and agreements executed and/or delivered in connection herewith;

                   (b)        The Mortgage, as amended by this Amendment, is a binding and legally enforceable obligation of Mortgagor enforceable in accordance with its terms; and

                   (c)        Mortgagor has no defenses, setoffs, and/or counterclaims to its obligations under the Mortgage, as amended by this Amendment, and the documents, instruments, and agreements executed in connection therewith and herewith.

        4.        No Novation. Except as expressly modified and amended by this Amendment, the Mortgage shall remain in full force and effect in accordance with its terms. This Amendment does not represent in any way satisfaction of the indebtedness evidenced by the Note. It is the intention of the parties hereto that this Amendment shall not constitute a novation of the Note or any of the other Credit Documents, or the indebtedness and obligations evidenced or secured thereby, and shall in no way adversely affect or impair the lien priority of the Mortgage. Mortgagor hereby ratifies, reaffirms, and confirms the Mortgage and the obligations secured thereby.

        5.        Confirmation of Collateral. Mortgagor hereby represents, warrants and reaffirms to Mortgagee that: (a) it is the intention of the parties to this Amendment that all existing collateral security held by Mortgagee shall continue to serve as collateral for the Mortgagor’s obligations under the Loan Documents, and (b) the Mortgage shall continue in full force and legal effect until Mortgagor’s obligations to Mortgagee are paid in full.

        6.        Severability. Any provision in this Amendment that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting such provisions in any other jurisdiction, or affecting the remaining provisions in that or any other jurisdiction and to this end the provisions of this Amendment are declared to be severable.

        7.        Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of Minnesota.

        8.        Successors and Assigns. All provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        9.        Integration. This Amendment and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

        10.      Receipt of Copy. Mortgagor hereby acknowledges receipt of a true, correct and complete copy of this Amendment as of the day and year first above written.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officer, under seal, on the day and year first above written.

WITNESS:	RESISTANCE TECHNOLOGY, INC.

By: /s/ Mark S. Gorder Name: Mark S. Gorder Title: CEO	By: /s/ Robert F. Gallagher Name: Robert F. Gallagher Title: Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Kathleen M. Hedrich Name: Kathleen M. Hedrich Title: Vice President

STATE OF MINNESOTA		:
	:	ss.
COUNTY OF RAMSEY		:

        On this 30th day of March 2005, before me, a Notary Public, Robert F. Gallagher, the undersigned officer, personally appeared, who acknowledged himself/herself to be the Chief Financial Officer of RESISTANCE TECHNOLOGY, INC., a Minnesota business corporation and that he/she as such officer, being authorized to do so, executed the foregoing agreement for the purpose therein contained by signing the name of the corporation by himself/herself as such officer.

        WITNESS my hand and Notorial seal, the day and year aforesaid.

Notary Public

COMMONWEALTH OF PENNSYLVANIA	:
	:	ss.
COUNTY OF	:

        On this ____ day of March 2005, before me, a Notary Public, Kathleen M. Hedrich, the undersigned officer, personally appeared, who acknowledged himself/herself to be Vice President of WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank, a national banking association, and that he/she as such officer, being authorized to do so, executed the foregoing agreement for the purpose therein contained by signing the name of the association by himself/herself as such officer.

        WITNESS my hand and Notorial seal, the day and year aforesaid.

Notary Public

EXHIBIT A

LEGAL DESCRIPTION